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Exhibit 10.23

AMENDED AND RESTATED
SERVICES AGREEMENT

        This Amended and Restated Services Agreement (this "Agreement"), dated March 25, 2002, is by and between Styleclick, Inc., a Delaware corporation ("Styleclick"), and ECS Sports Fulfillment LLC, a Delaware limited liability company ("ECS"), and effective as of February 2, 2001 (the "Effective Date").

        WHEREAS, PGA Tour, Inc. (the "Tour") has entered into an agreement with ECS for ECS to be, acting directly or through certain of its Affiliates, its electronic commerce partner to develop, build and operate its online store, among other things (such agreement the "Underlying Tour Agreement");

        WHEREAS, Stylelclick and ECS entered into an oral agreement (the "Oral Agreement"), effective as of February 2, 2001, pursuant to which Styleclick agreed to provide certain e-commerce services to ECS in support of ECS's obligations to the Tour;

        WHEREAS, prior to entering into the Oral Agreement, Styleclick was aware of the material terms applicable to it thereto and contained in the Underlying Agreement;

        WHEREAS, Styleclick and ECS entered into a services agreement (the "Services Agreement"), dated as of November 12, 2001, pursuant to which the terms and conditions of the Oral Agreement were agreed to in writing; and

        WHEREAS, Styleclick and ECS desire to enter into this Agreement to supersede and replace the Oral Agreement and amend and restate the Services Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

1.    DEFINITIONS

        For the purposes of this Agreement:

        1.01    "Affiliate" of any party shall mean any entity that directly or indirectly controls, is controlled by or is under common control with such party as of the date of this Agreement or any such entity thereafter, provided that the other party has approved such entity's "Affiliate" status.

        1.02    "Contract Year" means a twelve (12) month accounting period (falling within the Term of this Agreement) which commences on April 1, and concludes the following March 31; provided, however, that the first Contract Year shall commence on the Effective Date and conclude on March 31, 2002.

        1.03    "PGATour.com" means the official online site or sites of the Tour as it exists today or at any other time during the Term.

        1.04    "PGA Tour Shop" means the official online store of the Tour in the United States and abroad having a URL of "pgatourshop.com", "pgatourstop.com", or any other URL agreed to by the parties and the Tour.

        1.05    "Tour Competition Info" means the record, description, depiction or any other coverage of Tour-sanctioned competitions, players or other golf news in any and all media, including, but not limited to, print, audio, video (including Tour Footage and Tour Photos and graphical representation.

        1.06    "Tour Footage" means moving images on film or videotape (or electronic storage devices) taken from Tour tournaments.

        1.07    "Tour Photo" means a photograph (including transparencies, negatives and prints) taken during Tour tournaments.

        1.08    "Tour Marks" means the trademarks "PGA Tour" and "Senior PGA Tour", and the logos associated therewith from time to time, as well as any other trademarks and logos used on PGATour.com or in Tour Footage; provided, however, that the term "Tour Marks" shall not include the trademark "President's Cup", "World Golf", or any derivation of the foregoing.

        1.09    "Tour Product" means any product or merchandise which bears, incorporates or embodies any Tour Mark.

2.    GENERAL OPERATIONS

        2.01    Term.    The initial term of this Agreement (the "Initial Term") shall be for the period commencing on the Effective Date and expiring on March 31, 2002, unless earlier terminated in accordance with the terms hereof. ECS shall have the option to extend the term of this Agreement for up to five additional one-year periods (each such one year period, a "Renewal Term") by providing Styleclick with written notice of its intent to extend no later than 30 days in advance of the last day of the Initial Term or the current Renewal Term, as applicable. The Initial Term together with all Renewal Terms shall be referred to herein as the "Term".

        2.02    Development of PGA Tour Shop.    As described in more detail in Exhibit A attached hereto, Styleclick shall develop, host, operate and maintain the PGA Tour Shop in a manner consistent with the terms set forth, as applicable, in the Underlying Agreement, the material terms of which have been provided to Styleclick. Styleclick shall provide the Development Services, License, Operations Services and Maintenance Services, Customer Support Services and Reporting, each as more fully described in Exhibit A. Styleclick shall only be obligated to perform those services that this Agreement expressly requires that Styleclick perform. ECS shall provide Styleclick with all information Styleclick reasonably requests in order for Styleclick to perform its services under the Agreement.

        2.03    Fees.    ECS shall pay Styleclick the fees set our in Exhibit B attached hereto.

        2.4    Prior Agreements.    This Agreement supersedes and replaces in its entirety the Oral Agreement and the Services Agreement.

3.    PAYMENT TERMS

        3.01    Payment Terms.    Styleclick shall invoice ECS on a monthly basis for amounts owed under this Agreement. ECS shall pay each invoice, except with respect to any disputed amount, within 10 days after receipt of any such invoice.

        3.02    Records; Audit Rights.    Styleclick shall maintain accurate books of account and records relating to services provided under this Agreement. ECS shall have the right at its own expense during the Term, at reasonable hours of the day and upon reasonable prior written notice, to examine and audit such books of account or records in Styleclick's possession or under its control solely for the purpose of conducting such audits and enforcing its rights under this Agreement. All such books of account and records shall be kept available for at least eighteen (18) months after the expiration or termination of this Agreement or eighteen (18) months after the end of the Contract Year to which they relate, which ever is earlier.

4.    TRADEMARKS

        4.01    Tour Marks.

          (a)    Rights to Tour Marks.    ECS represents to Styleclick that, pursuant to the Underlying Tour Agreement, the Tour has licensed to Styleclick a nontransferable, nonassignable and indivisible right to use Tour Marks in connection with the performance of the obligations of Styleclick under this Agreement during the Term and in the Territory.

          (b)    Quality of Operation.    Styleclick acknowledges the goodwill which Tour has developed in connection with Tour Marks. Accordingly, Styleclick agrees that it will not knowingly and intentionally take any actions which could adversely affect such goodwill as developed by Tour.

          (c)    Reservation of Rights.    Styleclick acknowledges that all rights to Tour Marks, other than those specifically granted herein, are reserved by Tour for its use and benefit. Styleclick understands and agrees that upon the effective date of the expiration or the earlier termination of this Agreement for any reason, all of its rights and interests granted herein in the Tour Marks shall cease, and all such rights and interests shall revert to the Tour.

          (d)    No Prejudice to Trademarks.    Styleclick agrees that it will not use any other trademark, brand name, trade name, symbol, design or the like that the Tour reasonably believes is similar to or possibly may be confused with the Tour Marks. Styleclick will not intentionally take any action that will harm or prejudice the Tour Marks of the Tour's rights therein in any way.

        4.02    Guidelines.    Styleclick agrees to follow the generally applicable trademark usage policies of the Tour, as the same may be amended by the Tour and furnished to Styleclick from time to time, with regard to the proper usage of the Tour Marks, including the display of trademark and service mark registration symbols and notices.

        4.03    Ownership of Tour Property.    Styleclick acknowledges that the Tour owns the exclusive rights in and to the Tour Marks, the Tour Footage, the Tour Photographs and Tour Competition Info and all-other Tour-related content, if any, supplied to Styleclick by the Tour or ECS on behalf of the Tour (collectively, "Tour Property"). Styleclick shall not acquire any rights in the Tour Property other than the limited usage license expressly granted hereunder. This Agreement is not intended to convey any copyright or other property rights in the Tour Property, and no incidents of ownership thereof shall vest in Styleclick. Styleclick shall not file any copyright, trademark or service mark with respect in and to any Tour Property. Any intellectual property rights or goodwill in and to any Tour Property that may accrue to Styleclick, its Affiliates or any employees, contractors or representatives shall inure to the benefit of the Tour as a work-for-hire and, if necessary, shall be assigned to the Tour upon request.

        4.04    Goodwill.    Styleclick recognizes that (a) a portion of the value of the Tour Marks and other identifications is attributable to goodwill, (b) the goodwill attached thereto belongs exclusively to Tour, its Affiliates and/or the Tour members, and (c) such Tour Marks and other identifications have secondary meanings in the minds of the public. Styleclick shall not, during the Term of thereafter, challenge the property rights of the Tour or its Affiliates in and to the Tour Marks and other identifications.

        4.05    Unauthorized Activities.    Styleclick shall promptly notify ECS and the Tour of any infringements of the Tour trademarks and other identifications of which Styleclick becomes aware. The Tour shall have the sole right to determine whether or not any action shall be taken on account of any such unauthorized activities. Styleclick agrees not to contact any third party, not to make any demands for claims and not to institute any suit or action on account of such unauthorized activities without obtaining the express prior written permission of the ECS and the Tour in each instance.

        4.06    Assistance in Protection Protecting Marks.    Styleclick shall cooperate to the extent reasonably necessary, to assist ECS and the Tour in the protection of Tour Property in the Territory. ECS shall reimburse Styleclick for any reasonable out-of-pocket costs actually incurred by Styleclick in providing such cooperation and assistance. Styleclick shall cooperate with ECS and the Tour in its enforcement efforts, including by being named, at the Tour's request, as a complainant in any action against an infringer.

        4.07    Styleclick/ECS Property.    Notwithstanding anything in this Agreement to the contrary, Styleclick will retain ownership of the template, e-Commerce functionality of the PGA Tour Shop and ECS and Styleclick, respectively, will retain ownership of any other content, technology or trademark (including the Software (as defined in Exhibit A) owned by, and furnished in connection with, such party in the performance of its respective obligations hereunder.

5.    TERMINATION

        5.01    Early Termination Right.    In the event that the Underlying Tour Agreement terminates for any reason, this Agreement shall terminate at ECS' option. ECS shall give Styleclick prompt notice of any termination of the Underlying Tour Agreement and its election to terminate this Agreement.

        5.02    Additional ECS Termination Rights.    Without prejudice to any other rights the Tour may have pursuant to this Agreement or otherwise, ECS shall have the right to terminate this Agreement upon written notice to Styleclick if:

          (a)  Styleclick shall fail to respond to any audit request pursuant to this Agreement herein and shall fail to cure such default within thirty (30) days after written notice from ECS of such default;

          (b)  Styleclick shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it;

          (c)  Styleclick's relationship with the Tour through the PGA Tour Stops or the PGA Tour Catalog shall have terminated or expired; or

          (d)  Styleclick shall fail to perform or shall be in breach of any material term or condition of this Agreement (other than a reporting default).

A termination pursuant to this Section shall take effect thirty (30) days after written notice of such breach is sent by ECS if such failure to perform or breach (x) cannot be cured or (y) can be cured but has not been cured during such thirty (30) day period; provided, however, that if such failure to perform or breach by its inherent nature can be cured but not within the thirty (30) day period because the assistance of a person or entity unrelated to Styleclick is needed to cure such failure to perform or breach, then Styleclick shall have the opportunity to cure such failure to perform or breach within a reasonable period of time of receipt of such notice if Styleclick has commenced to cure such failure to perform or breach within such thirty (30) day period. Notwithstanding the foregoing, in the event of a termination pursuant to Section 5.02(c) above, such termination shall take effect 180 days after written notice of such breach is sent by ECS.

        5.03    Additional Styleclick Termination Rights.    Without prejudice to any other rights Styleclick may have pursuant to this Agreement or otherwise, Styleclick shall have the right to terminate this Agreement upon written notice to ECS, if:

          (a)  ECS shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it.

          (b)  ECS shall fail to perform or shall be in breach of any material term or condition of this Agreement.

A termination pursuant to this Section shall take effect thirty (30) days after written notice of such breach is sent by Styleclick if such failure to perform or breach (x) cannot be cured, or (y) can be cured but has not been cured during such thirty (30) day period; provided, however, that if such failure to perform or breach by its inherent nature can be cured but not within the thirty (30) day period because the assistance of a person or entity unrelated to ECS is needed to cure such failure to perform or breach, then ECS shall have the opportunity to cure such failure to perform or breach within a reasonable period of time of receipt of such notice if ECS has commenced to cure such failure to perform or breach within such thirty (30) day period.

        5.04    Effect of Expiration or Termination.    After the expiration or termination of this Agreement: (a) Styleclick shall have no right to use, or allow any third party to use, Tour Property; and (b) Styleclick agrees in good faith to assist, at ECS's cost and expense, with the orderly transfer of Styleclick's obligations herein to ECS or to a third party (including, at ECS' request, the continued operation by Styleclick of the PGA Tour Shop for a period of up to six months until a transfer of ECS' and Styleclick's respective obligations are effected).

        5.05    Representations.    Each party represents and warrants to the other party that (a) it has and will have full right, power, and authority to enter into this Agreement and perform its obligations under this Agreement; (b) that its execution and performance of this Agreement, and the other party's exercise of such other party's rights under and in accordance with this Agreement, will not breach or cause a conflict with any other agreement to which it is bound; (c) its performance hereunder will comply with all applicable laws and regulations and (d) when executed and delivered, this Agreement will constitute its legal and binding obligations, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. In addition, ECS represents and warrants that it is a party to an agreement with the Tour which grants, or allows ECS to grant, to Styleclick the rights and license granted herein.

6.    MISCELLANEOUS

        6.01    Governing Law; Jurisdiction.    This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

        6.02    Assignment.    Neither this Agreement nor any of its rights, privileges or obligations hereunder may be assigned by Styleclick. Notwithstanding the foregoing, ECS may transfer or assign its rights, privileges and obligations under this Agreement to any Affiliate of ECS (other than Styleclick), provided that such transferee agrees in writing to be bound by this Agreement.

        6.03    Amendment; Modification.    None of the provisions of this Agreement may be amended, or modified except expressly in writing signed by the parties hereto, and there are no representations, promises, and agreements, warranties, covenants or undertakings other than those contained herein. No failure on the part of a party to exercise any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any right preclude any other or further exercise or the exercise of any other rights.

        6.04    Severability.    In the event any provision of this Agreement is found to be void, invalid or unenforceable as a result of any judicial or administrative proceeding or decree, this Agreement shall be construed and enforced as if such provisions were not contained in this Agreement.

        6.05    Survival.    No expiration or termination of this Agreement shall relieve ECS of its obligations to pay Styleclick any amounts due to it at the time of termination or expiration, regardless of whether these amounts are then or thereafter payable. The provisions of Sections 3.01, 3.02, 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 5.04, 5.05, 6.01, 6.05, 6.06, 6.07, 6.10 and 6.11 shall survive the expiration or termination of this Agreement.

        6.06    Confidentiality.    Neither party (or Affiliate of such party) shall (nor shall they permit or cause their employees or agents to) divulge, disseminate or publicize Confidential Information (other than to their respective Affiliates, attorneys or accountants), except as may be required by law or to fulfill (or enforce) the terms of this Agreement. For the purpose of the preceding sentence, Confidential Information shall mean the information contained in this Agreement and all information conveyed by any party to another party relating to the disclosing party's business, which is designated by the disclosing party in writing as proprietary or confidential.

        6.07    Construction.    This Agreement, together with any exhibits or attachments, when fully-executed, shall constitute the entire agreement and understanding between the parties hereto and cancels, terminates and supersedes and prior agreement or understanding relating to the subject matter hereof between ECS and Styleclick. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Whenever used in this agreement, the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation." Unless otherwise specifically addressed herein, any approval required of either party shall be deemed to be an approval that may not be unreasonably withheld of delayed by such party.

        6.08    Notices.    All notices to be given hereunder shall be in writing and shall be sent by facsimile, registered or certified mail, return receipt requested, or by reputable overnight courier service (e.g., UPS, DHL, or Federal Express) to the respective addresses of the parties as set forth above unless notification of a change of address is given in writing. All notices shall be sent to the addresses set forth below:

  if to Styleclick, as follows:

    Styleclick, Inc.
    111 E. Wacker Drive
    Chicago, IL 60601
    Attention: General Counsel

  if to ECS, as follows:

    ECS Sports Fulfillment LLC
    c/o USA Electronic Commerce Solutions LLC
    810 Seventh Avenue
    New York, New York 10019
    Attention: President

  with a copy to:

    ECS Sports Fulfillment LLC
    c/o USA Electronic Commerce Solutions LLC
    810 Seventh Avenue
    New York, New York 10019
    Attention: General Counsel

Any written notice shall be deemed to have been given at the time it is received. Any notice required or permitted to be given by the provisions hereof shall be conclusively deemed to have been received by a party hereto on the day it is delivered to such party at the address indicated (or such other address as such party shall specify to the other party in writing), or, if sent by registered or certified mail, on the third business day after the day on which mailed, addressed to such party at such address.

        6.09    No Joint Venture.    Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers and no party shall have the power to obligate or bind another party to a third party in any manner whatsoever.

        6.10    Indemnification.

          (a)  Styleclick shall defend, indemnify and hold harmless ECS and its Affiliates, shareholders, members, related companies, officers, directors, managers, employees and agents (the "ECS

  Parties") against any claims, expenses, demands, causes of action or damages, including reasonable attorney's fees (whether incurred in a third party or an action between the parties) (collectively, "Claims") arising out of (i) any breach of security with respect to the transactions contemplated herein and (ii) any breach of this Agreement or any representation made herein by Styleclick or its Affiliates (other than ECS); provided that, in each such instance, Styleclick is given prompt notice of, and shall have the option to undertake and conduct the defense of, any such Claim. In any instance to which such indemnities pertain, (A) Styleclick shall keep ECS fully advised of all developments pertaining to such Claims and shall not enter into a settlement of such Claim that would adversely affect ECS, including admitting any liability or fault of ECS, without ECS's prior written approval and (B) ECS shall cooperate fully with and assist ECS in all respects in connection with any such defense. Styleclick shall reimburse ECS for all reasonable out-of-pocket costs actually incurred by ECS in connection with such cooperation and assistance.

          (b)  ECS shall defend, indemnify and hold harmless Styleclick, its Affiliates, shareholders, related companies, officers, directors, managers, employees and agents against any Claims arising out of any breach of this Agreement or any representation made herein by ECS or one of its Affiliates (other than Styleclick); provided that ECS is given prompt notice of, and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which such indemnities pertain, (A) ECS shall keep Styleclick fully advised of all developments pertaining to such Claims and shall not enter into a settlement of such Claim that would adversely affect the Styleclick, including admitting any liability or fault, without Styleclick's prior written approval and (B) Styleclick shall cooperate fully with and assist the ECS in all respects in connection with any such defense. ECS shall reimburse Styleclick for all reasonable out-of-pocket costs actually incurred by Styleclick in connection with such cooperation and assistance.

          (c)  ECS represents that, pursuant to the Underlying Agreement, the Tour shall defend, indemnify and hold harmless Styleclick (as an affiliate of ECS) against a claim that the use by Styleclick of the Tour Photos or Footage, the Tour trademarks or other Tour content provided by the Tour, as authorized by the Tour in accordance with this Agreement, violates or infringes upon the alleged trademark, copyright or other right of a third party in or to such trademarks or Content.

        6.11    Limitation of Liability.    In the event of any breach of this Agreement by any party, the amount of any claim of loss by any other party or by any of their Affiliates shall be limited to actual and direct damages, other than as set forth in the following sentence. EXCEPT FOR BREACHES ARISING FROM WILFULL MISCONDUCT OR GROSS NEGLIGENCE, IN NO EVENT SHALL ANY PARTY OR ANY OF THEIR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF THIS AGREEMENT, INCLUDING LOST PROFITS. Neither occasional short-term interruptions of service which are not unreasonable under comparable industry standards nor interruptions of service resulting from events or circumstances beyond Styleclick's or ECS's reasonable control (which, in any case, have caused comparable interruptions to Styleclick's other businesses or to ECS's other businesses (as the case may be)) shall be cause for any liability or claim hereunder, nor shall any such occasion render Styleclick or ECS in default under this Agreement.

        IN WITNESS WHEREOF, ECS and Styleclick each has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

ECS SPORTS FULFILLMENT, LLC
by
/s/ ROBERT HALPER
Name:	Robert Halper
Title:
STYLECLICK, INC.
by
/s/ BRENT HILL
Name:	Brent Hill
Title:	EVP

EXHIBIT A

SERVICE TERMS

        Notwithstanding the following terms, all services performed hereunder shall be, at minimum, consistent with those set forth in the Underlying Tour Agreement, the applicable material terms of which have been provided to and agreed to by Styleclick.

1.    Development Services:

        Development.    Styleclick, in consultation with ECS, shall develop and build a new PGA Tour Shop in accordance with the Underlying Tour Agreement and with reasonable specifications determined by ECS and the Tour, which shall include, among other things, technical, reporting and functional capabilities, operational standards, content guidelines, "look and feel" and other relevant attributes and redesign commitments set forth in the Underlying Tour Agreement (the "Specifications"). Styleclick shall convert, input or otherwise format as necessary all Tour Marks and other content supplied by the Tour and ECS to be included in the PGA Tour Shop pursuant to the Specifications. ECS has secured or will secure the agreement of the Tour to deliver to ECS, or provide ECS access to, and ECS agrees to deliver to Styleclick, or provide Styleclick access to, all assets (of which the Tour has ownership) from the existing PGA Tour Shop for use in the new PGA Tour Shop to be developed and built, including photographs, text, images and other graphics currently or previously included therein.

        Launch.    ECS acknowledges that the "Launch Date" of the PGA Tour Shop was                 , 2001.

        Hosting.    Styleclick shall host the PGA Tour Shop on the Host Server. Styleclick shall link the PGA Tour Shop into PGATour.com and shall integrate the PGA Tour Shop. Styleclick shall also link the PGA Tour Shop into any website that ECS directs.

        Operational Level.    Consistent with the Underlying Tour Agreement, Styleclick covenants that during the Term and after the Launch Date, the PGA Tour Shop will be fully operational, excepting de minimus downtime. Styleclick shall promptly inform ECS of any material operational failure of the PGA Tour Shop and take all commercially reasonable actions reasonably necessary to cure such failure.

        Compliance.    Styleclick will comply at all times, at its sole expense, with all applicable directives, laws, regulations, ordinances and requirements pertaining to the development, creation and operation of the PGA Tour Shop, other than due to ECS's or Tours acts or omissions.

        Tracing.    Styleclick shall trace the results of sales and shall make available to ECS and the Tour (via on-line report) detailed sales reports for periods reasonably selected by ECS and the Tour.

        Reporting.    Consistent with the Underlying Tour Agreement, Styleclick shall provide to ECS and Tour such additional reports as may be reasonably requested by ECS and Tour.

2.    License:

        Subject to the terms and conditions of this Agreement, Styleclick grants to ECS a non-transferable and non-exclusive license (the "License") to utilize the software assets (the "Software") listed immediately below for the duration of this Agreement. Pursuant to the License the Software may be used solely for internal data processing of operations of the PGA Tour Shop and may not be used to process the data of others, or as a service bureau, time share facility or otherwise. The Software shall consists of the following elements which comprise the Styleclick Chicago platform:

  •
  E-Commerce engine

  •
  Merchandising application

  •
  Customer Service application

  •
  Web-based Supplier Interface application

  •
  File Exchange application

  •
  Reporting application

3.    Operations Services:

        The Operations Services shall consist of an allocation of the following resources to the support, enhancement and operation of the PGA Tour Shop. In the event that operations, customization and enhancement requests cause the monthly resource allocation in any one area to exceed the allocated amount of Full Time Equivalents ("FTEs"), ECS will pay Styleclick at a 15% discount to Styleclick's standard hourly rate for services rendered. The Styleclick project manager for the PGA Tour Shop will monitor the hours worked by each area throughout the month and will proactively notify ECS in the event of an expected over-run on the allocated FTEs for the month.

PGA
Position	Operate (FTEs)
Project Manager	0.50
Creative Designer	0.50
Web Content Developer + Editorial	0.50
Photographer / Image Editor	0.25
Application Developer	0.75
Merchandising Integrator	0.25
Fulfillment Integrator	0.50
Logistics Integration	0.50
Customer Service Integrator	0.20
Finance Integrator	0.20
Web / System Integrator	0.20
Total FTE	4.35
Position	Hourly Rate for Services
Project Manager	$165.00
Creative Designer	$105.00
Web Content Developer	$90.00
Photographer / Image Editor	$82.00
Application Developer	$125.00
Merchandising Integrator	$132.00
Fulfillment Integrator	$105.00
Logistics Integration	$90.00
Customer Service Integrator	$82.00
Finance Integrator	$82.00
Web / System Integrator	$125.00

4.    Maintenance Services:    The Maintenance Services shall consist of maintaining and improving the Licensed applications mentioned in Section 2 above.

5.    Customer Service:    Styleclick shall provide such Customer Service to users of the PGA Tour Shop as reasonably requested by ECS.

EXHIBIT B

PAYMENT TERMS

        1.    Development Fee:    The fee for the Development Services shall be waived.

        2.    License Fee:    The fee for the License shall be one time fee of $194,500 which shall be due and payable on the Effective Date.

        3.    Operations Fee:    The fee for the Operations Services shall be a monthly fee of $59,000 which shall be due and payable within 30 days of the end of each month during the term of the Agreement beginning with June 2001.

        4.    Maintenance Fee:    The fee for the Maintenance Services shall be a yearly fee of $42,500, which shall be due and payable in advance of each calendar year during the term of the Agreement.

        5.    Customer Service Fee:    The fee for the Customer Services shall be a monthly for of 103% of the cost to Styleclick of providing such fees. Such fees shall be due and payable with respect to a month within 30 days of the end of such month.

        6.    Increase of Fees:    All fees and other prices set forth in this Exhibit B shall be adjusted each Renewal Period by the CPI Adjustment and/or any other cost increases that may be substantiated by Styleclick (e.g. increases in hosting, bandwidth or salary costs). The "CPI Adjustment" shall equal the percentage by which the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items has increased or decreased for the month of December of the then ending calendar year as compared to the month of December of the previous calendar year. In the event that ECS is unwilling to agree to renew the agreement based on an Increase of Fees related to costs increases that have been substantiated by Styleclick, ECS and Styleclick will arrange for a mutually agreeable transition to another provider.

        7.    Taxes.    All fees above are exclusive of any taxes, duties, fees or other government levies or charges.

QuickLinks

  Exhibit 10.23
AMENDED AND RESTATED SERVICES AGREEMENT
EXHIBIT A
SERVICE TERMS
EXHIBIT B
PAYMENT TERMS